Dresser Announces Executive Changes

DALLAS, TEXAS (Sept. 8, 2005)--Dresser, Inc. today announced that Robert D. Woltil will join the company as senior vice president of finance and accounting, and that it intends to appoint him chief financial officer once the company becomes current with its financial statement filings. At that time, Mr. Woltil would succeed James A. Nattier, who in addition to his current role as chief financial officer has been named executive vice president of ethics and compliance.

As previously announced, Dresser is in the process of restating certain financial statements issued in 2004 and prior periods.

"We are very pleased to have someone with Bob's significant experience in both large, publicly traded companies and public accounting firms join the Dresser team," said Patrick M. Murray, chairman and chief executive officer. "In addition, our appointment of someone of Jim's stature within Dresser to the ethics and compliance role demonstrates our serious commitment to upholding the highest standards across the company."

Mr. Woltil served as chief financial officer of Sun Healthcare Group, Inc. and held numerous senior management positions, including chief financial officer, with Beverly Enterprises, Inc. Both companies are multi-billion dollar, publicly-held providers of health care. Most recently, Mr. Woltil has been a partner with Tatum Partners, LLP, a nationally recognized financial and information technology consulting firm, and since July he has assisted Dresser in this capacity.

Mr. Nattier was named executive vice president and CFO in March 2002, and had previously held numerous other management positions within the company and its predecessors, including executive vice president and chief administrative officer and vice president of an operating division. Dresser established the corporate ethics and compliance position, reporting to the CEO and the chairman of the Audit Committee of the Board of Directors, in March 2005. Mr. Nattier replaces Arthur T. Downey, who had been appointed to the position on an interim basis.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with more than 8,500 employees and a sales presence in more than 100 countries worldwide. The company's website is www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company's expectations regarding the pending management changes, including the intended appointment of Mr. Woltil as chief financial officer once the company becomes current with its financial statement filings . Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company's control, including the response of the Securities and Exchange Commission to the company's restatement of its financial statements, and the timing of the SEC's response. In addition, see the" Risk Factors" disclosure in the company's registration statement on Form S-1 which was filed on December 7, 2004.

Because the information herein is based solely on information currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com